UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

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BLACKROCK CAPITAL INVESTMENT CORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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SUPPLEMENT TO THE PROXY STATEMENT DATED MARCH 20, 2018

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 4, 2018

On March 20, 2018, BlackRock Capital Investment Corporation (the “Company”) mailed to its stockholders a definitive proxy statement (the “Proxy Statement”) for the Company’s annual meeting of stockholders to be held on May 4, 2018 (the “Annual Meeting”). This Supplement, which describes recent changes in the proposed nominees for election to the Board of Directors of the Company (the “Board”), should be read in conjunction with the Proxy Statement. Except as described in this Supplement, the information provided in the Proxy Statement continues to apply and should be considered in voting your shares.

Withdrawal of Nominee for Election as Director

On April 27, 2018, Michael J. Zugay notified the Company that he is resigning from the Company for personal reasons, effective immediately. Mr. Zugay served as Chief Executive Officer of the Company. As a result of the resignation of Mr. Zugay from his position as Chief Executive Officer, the Board has withdrawn its nomination of Mr. Zugay at the Annual Meeting. The Board does not intend to present a replacement nominee at the Annual Meeting and has reduced the size of the Board from eight to seven directors.

In light of these developments, the Company will call the Annual Meeting for the purpose of adjourning the meeting and rescheduling it for May 11, 2018 at 10:00am ET on the 4th floor of 40 East 52nd Street, New York, NY.

Appointment of Interim Chief Executive Officer

On April 30, 2018, the Board appointed James E. Keenan as Interim Chief Executive Officer of the Registrant, effective immediately.

James E. Keenan, Chairman of the Board of the Registrant, is Managing Director of BlackRock, Inc. (together with certain of its affiliates, collectively “BlackRock”), Chief Investment Officer and Global Co-Head of Credit within BlackRock Alternative Investors (BAI). He leads the strategy for Global Fundamental Credit and is responsible for providing oversight of the investment process and performance, the partnerships with BlackRock’s distribution channels, and the team’s infrastructure as well as determining the strategic direction and growth initiatives of the platform. Jim oversees Leveraged Finance, Hedge Funds, and Private Credit businesses including opportunistic, middle market and specialty finance. He serves on BlackRock’s Global Operating Committee, BlackRock Alternative Investors Executive Committee and GFI Executive Committee.

Over the last 13 years, Jim was the portfolio manager across a variety of strategies including HY, Opportunistic and distressed portfolios and long short hedge funds. He has been responsible for building the Global Fundamental Credit business since 2006.

Prior to joining BlackRock in 2004, Mr. Keenan held roles within credit research and trading from 1998 to 2003 at UBS Global Asset Management and at Columbia Management Group.

Mr. Keenan is 41 years old. He earned a BBA degree in finance from the University of Notre Dame in 1998.

Voting Matters

If you have already returned your proxy or provided voting instructions, you do not need to take any action unless you wish to change your vote. Proxies already returned by stockholders will remain valid and will be voted at the Annual Meeting unless revoked. Proxies received in respect of the election of Mr. Zugay will not be voted with respect to his election, but will continue to be voted as directed or otherwise as set forth therein and described in the Proxy Statement with respect to all other matters properly brought before the Annual Meeting. If you have not yet returned your proxy card or submitted your voting instructions, please complete the card or submit instructions, disregarding Mr. Zugay’s name as a nominee for election as Director. Information regarding how to vote your shares is available in the Proxy Statement.

By order of the Board of the Company

Laurence D. Paredes,
Secretary of the Company
New York, New York
April 30, 2018